Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos.333-180769, 333-188915, 333-213158, 333-218789, 333-231525, 333-239257) and Forms S-3 (No. 333-233678) of our report dated March 4, 2022 relating to the financial statements of Forum Energy Technologies, Incorporated and subsidiaries (“the Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Houston, Texas
March 4, 2022